                                                                      EXHIBIT 12

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)



                                                                         Year Ended Last Friday in December
                                                           ----------------------------------------------------------
                                                              1998        1997        1996        1995        1994
                                                           ----------  ----------  ----------  ----------  ----------
                                                           (52 Weeks)  (52 Weeks)  (52 Weeks)  (52 Weeks)  (52 Weeks)
Pretax earnings from continuing operations                   $ 2,096     $ 3,111     $ 2,628     $ 1,836     $ 1,747

Add:  Fixed charges (excluding capitalized
        interest and preferred security
        dividend requirements of subsidiaries)                18,498      16,410      12,266      11,587       8,736
                                                             -------     -------     -------     -------     -------

Pretax earnings before fixed charges                          20,594      19,521      14,894      13,423      10,483
                                                             =======     =======     =======     =======     =======

Fixed charges:
  Interest                                                    18,278      16,224      12,083      11,434       8,591
  Other (a)                                                      351         236         183         153         145
                                                             -------     -------     -------     -------     -------

Total fixed charges                                           18,629      16,460      12,266      11,587       8,736
                                                             -------     -------     -------     -------     -------
Preferred stock dividend requirements                             58          61          73          77          22
                                                             -------     -------     -------     -------     -------

Total combined fixed charges
 and preferred stock dividends                               $18,687     $16,521     $12,339     $11,664     $ 8,758
                                                             =======     =======     =======     =======     =======

Ratio of earnings to fixed charges                              1.11        1.19        1.21        1.16        1.20

Ratio of earnings to combined fixed charges
 and preferred stock dividends                                  1.10        1.18        1.21        1.15        1.20



(a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

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